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AICA

                                                Aetna Inc.
                                                151 Farmington Avenue
                                                Hartford, CT 06156-3124


                                                Julie E. Rockmore
                                                Counsel
                                                Law Division, RE4A
April 21, 1999                                  Investments & Financial Services
                                                (860) 273-4686
                                                Fax:  (860) 273-8340

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:      Aetna Life Insurance and Annuity Company
         Post-Effective Amendment No. 5 to Registration Statement on Form S-2 Prospectus Title: Aetna Multi-Rate Annuity
         File No. 33-63657

Dear Sir or Madam:

As Counsel of Aetna Life Insurance and Annuity Company (the "Company"), I have represented the Company in connection with the Aetna Multi-Rate Annuity (the "Annuity") available under certain variable annuity contracts and the S-2 Registration Statement relating to such Annuity.

In connection with this opinion, I or those for whom I have supervisory responsibility, have reviewed Post-Effective Amendment No. 5 to the Registration Statement on Form S-2 relating to such Annuity, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 5 to the Registration Statement.

Sincerely,

/s/ Julie E. Rockmore
---------------------
Julie E. Rockmore
Counsel
Aetna Life Insurance and Annuity Company